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                                                                     EXHIBIT 4.2


                             DIGIMARC CORPORATION
             SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT


     This Second Amended and Restated Investor Rights Agreement (the "Agreement") is entered into as of the 2 day of November, 1999, by and among DIGIMARC CORPORATION, an Oregon corporation (the "Company") and the holders of the Company's Series A Preferred Stock (the "Series A Holders"), Series B Preferred Stock (the "Series B Holders"), Series C Preferred Stock (the "Series C Holders"), Series D Preferred Stock (the "Series D Holders") and Series D-X Preferred Stock (the "Series D-X Holders"), (collectively, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders and the Series D-X Holders are referred to herein as "Preferred Holders").

                                 Recitals

     WHEREAS, the Company, the Series A Holders, the Series B Holders and the Series C Holders have entered into a First Amended and Restated Investor Rights Agreement dated December 31, 1997, as amended by that First Amendment to the First Amended and Restated Investor Rights Agreement dated June 8, 1999 by and among the Company and the Series A Holders, the Series B Holders, the Series C Holders and the Series D Holders, as further amended by that Second Amendment to the First Amended and Restated Investor Rights Agreement dated August 26, 1999 by and among the Company and the Preferred Holders (collectively, the "First Amended and Restated Agreement"); and

     WHEREAS, the Company and the Preferred Holders desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and pursuant to Sections 3.10, 3.11 and 6.5 of the First Amended and Restated Agreement, the Company and the undersigned Preferred Holders holding at least 60% of the Registrable Securities then outstanding (as defined in the First Amended and Restated Agreement) hereby amend the First Amended and Restated Agreement so that it is restated in its entirety to read as follows:

1.   General.

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     1.1  Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

     "Designated IPO" means the same thing as that term is defined to mean in
Section 4.2.3(a)(3) of the Company's Third Restated Articles of Incorporation, as amended ("Third Restated Articles").

     "Holder" means any Preferred Holder or other holder owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 3.9 hereof.

     "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock pursuant to a registration statement filed under the Securities Act.

     "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     "Registrable Securities" means (i) Common Stock of the Company issued or issuable upon conversion of the Shares; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor's rights under Section 3 of this Agreement are not assigned.

     "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

     "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and the underwriters, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale.

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     "Shares" shall mean shares of the Company's Series A Preferred Stock,
Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-X Preferred Stock.

     "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     "SEC" or "Commission" means the Securities and Exchange Commission.

2.   Restrictions on Transfer.

     2.1 Transfer Only Under These Conditions. Each Holder agrees not to make any disposition of all or any portion of such Holder's Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2, provided and to the extent such Section is then applicable and:

          2.1.1 Unless Registration Statement Then Effective. There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          2.1.2 Unless Exemption Exists. (i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require Registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

          2.1.3 Unless Affiliated Transaction. Notwithstanding the provisions of paragraphs 2.1.1 and 2.1.2 above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is
     (i) a partnership to its partners or former partners in accordance with partnership interests, (ii) a corporation to its shareholders in accordance with their interest in the corporation or to an entity directly or indirectly controlling, controlled by or under common control with such corporation, (iii) a limited liability company to its members in accordance with their membership interests, (iv) an individual Holder to a family member of such Holder or to a trust for the benefit of such Holder or (v) a partnership or limited liability company affiliated with and/or managed by the transferee or the same manager who manages the transferee, provided the transferee will be subject to the terms of this Section 2.1 to the same extent as if such transferee were an original Holder hereunder.

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          2.1.4  Legend.  Each certificate representing Shares or Registrable
     Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

     2.2 Removal of '33 Act Legend. The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     2.3 Removal of Blue Sky Legends. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

3.   Registration Rights.

     3.1  Demand Registration.

          3.1.1  Obligation to Register.  Subject to the conditions of this
     Section 3.1, if the Company shall receive at any time a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act having an aggregate offering price to the public in excess of $10,000,000 (excluding underwriting discounts and commissions), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders and subject to the limitations of this Section 3.1, shall use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          3.1.2 Underwritten Demand Offerings. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.1 and the Company shall include such information in the written notice referred to in Section
     3.1.1. In such event, the right of any Holder to include his Registrable Securities in

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     such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          3.1.3 Limits on Obligation. The Company shall not be required to effect a registration pursuant to this Section 3.1:

                 (a) Earliest Allowed Demand. prior to the earlier of (i)
            January 1, 2002; or (ii) the date one hundred eighty (180) days following the Initial Offering of the Company's Common Stock; or

                 (b) Maximum Limits.  after the Company has effected two (2)
            registrations pursuant to this Section 3. 1 and such registrations have been declared or ordered effective; or

                 (c) Upcoming Company Registration. during the period starting with the date 30 days prior to the Company's good faith estimated date of filing of, and ending on the date 120 days following the effective date of, a registration statement pertaining to an offering of securities for the account of the Company, provided the Company is at all times during such period diligently pursuing such registration provided, however, that this right to delay any requested registration shall not be utilized more than once in any 12 month period; or

                 (d) Company Deferral. if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.1, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer initiation of the offering process for a single period of not more than ninety (90) days after receipt of the

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          request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period.

     3.2 Piggyback Registrations. The Company shall notify all Holders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will use its best efforts to afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after delivery of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          3.2.1 Underwritten Offerings, Cutback. If the registration statement under which the Company gives notice under this Section 3.2 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any Holder to be included in a registration pursuant to this Section 3.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the number of Registrable Securities that may be included in the underwriting shall be reduced among the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders, provided no such reduction shall reduce to less than 25% of any offering the number of shares of the Holders requested to be registered. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of Registrable Securities which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.

          3.2.2 Company's Right to Terminate. The Company shall have the right to terminate or withdraw any registration initiated by it under this
     Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

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     3.3  Form S-3 Registration.  In case the Company shall receive from any
Holder or Holders a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders the Company will:

          3.3.1 Notice. promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          3.3.2 Inclusion of Offered Shares. as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.3:

                 (a) Unless S-3 not available. if Form S-3 (or such successor or similar form) is not available for such offering by the Holders; or

                 (b) Unless total offered stock less than threshold. if the
            Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public of less than $1,000,000; or

                 (c) Unless for Company Deferral. if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a single period of not more than ninety
            (90) days after receipt of the request of the Holder or Holders under this Section 3.3 and provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period; or

                 (d) Unless within 180 Days of Offering. during the period
            starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of any registration statement filed by the Company under the Securities Act; or

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               (e) One per 12 Months Limit. if the Company has already
          effected one (1) registration on Form S-3 for the Holders pursuant to this Section 3.3 within the previous 12 months.

          3.3.3 Prompt filing. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

     3.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 3.1 or any registration under Section 3.2 or 3.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 3.1 or 3.3, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 3.1 or 3.3 (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

     3.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall use its best efforts, as expeditiously and as reasonably possible, to:

          3.5.1 File And Keep Registration Statement Effective. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holders have completed the distribution related thereto.

          3.5.2 Update as Law Requires. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          3.5.3 Supply Prospectus. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the

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     Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          3.5.4 Blue Sky, within limits. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          3.5.5 Enter Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          3.5.6 Keep Holders Updated for Compliance. Notify each Holder of securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          3.5.7 Opinion and Comfort Letters. Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     3.6 Termination of Registration Rights. All registration rights granted under this Section 3 shall terminate and be of no

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further force and effect ten (10) years after the Initial Offering, provided, however, that registration rights granted under this Section 3 shall terminate and be of no further force and effect as to each individual Holder (or transferee holding registration rights hereunder) prior to ten (10) years after the closing of the Initial Offering if such Holder and its affiliates or transferee and its affiliates can either (i) sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act within any calendar quarter or (ii) sell its Registrable Securities pursuant to Rule 144K of the Securities Act.

     3.7  Delay of Registration; Furnishing Information.

          3.7.1 No Injunctions. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

          3.7.2 Holders' Data Conditions Precedent. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.1, 3.2 or 3.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     3.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.1, 3.2 or 3.3:

         3.8.1 Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses as reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such loss,

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     claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          3.8.2 Holder Indemnification. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.8 exceed the net proceeds from the offering received by such Holder.

          3.8.3 Procedure on Indemnification Claims. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying and indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

          3.8.4 Alternate Remedies. If the indemnification provided for in this Section 3.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          3.8.5 Indemnification Obligations Survive. The obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

          3.8.6 Limits on Settlement Obligation. No Holder shall be obligated to consent to any settlement of any claim entered into by the Company in satisfaction of its indemnification obligations hereunder unless the settlement includes a full and complete release of the Holder.

     3.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of Registrable Securities who (i) is a subsidiary, affiliate, parent, general partner, limited partner or retired partner of a Holder or affiliated partnership managed by the Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, (iii) is a Holder prior to the transfer, or (iv) acquires either (x) at least five hundred thousand (500,000) shares of Series A Preferred Stock or Series B Preferred Stock (or Common Stock issued upon conversion thereof) subject to Registration Rights pursuant to this Section 3; or (y) at least one hundred twenty-five thousand (125,000) shares of Series C Preferred Stock, Series D Preferred Stock or Series D-X Preferred Stock (or Common Stock issued upon conversion thereof) subject to Registration Rights pursuant to this Section 3 (as adjusted for stock splits and combinations); provided, however, (a) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

     3.10 Amendment of Registration Rights. Any provision of this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of not less than sixty percent (60%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 3, Holders hereby agree to be bound by the provisions hereunder.

     3.11 Limitation on Subsequent Registration Rights. The Company shall grant no additional parties registration rights on parity with or superior to those granted the Holders hereunder, without the written consent of the Company and the Holders of not less than sixty percent (60%) of the Registrable Securities then outstanding.

     3.12 "Market Stand-Off" Agreement. If requested by the Company or a representative of the underwriters of Common Stock (or other securities) of the Company acting reasonably, each Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters, not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (the "Effective Date"). The foregoing commitment has two limitations: (i) no Holder shall be required to refrain from selling under this paragraph, unless all officers and key employees of the Company enter into similar agreements; and (ii) no Holder (including for this purpose affiliates of any Holder) shall be required to refrain from selling under this paragraph unless all other holders of the Company's Common Stock owning an equal or a larger percentage of the Company's Common Stock (on an as-converted basis) as the Holder and its affiliates are also required by a representative of the underwriter to enter into market standoff agreements on the same terms.

     The obligations described in this Section 3.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     3.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its good faith efforts to:

           3.13.1 Do things that Make Rule 144 Available. Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

           3.13.2 File '33 and '34 Act Reports Timely. File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the 1934 Act;

           3.13.3 Data to Holders. So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon written request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

4.   Covenants of the Company.

     4.1 Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied. In addition, so long as a Series B Holder, Series C Holder, Series D Holder or Series D-X Holders (or Series B Holders, Series C Holders, Series D Holders or Series D-X Holders under common management) shall own on an as-converted basis not less than three percent (3%) of the outstanding shares of the Company's Common Stock (including such Common Stock issuable upon conversion of the Company's outstanding shares of preferred stock), the Company will furnish such Series B Holder, Series C Holder, Series D Holder or Series D-X Holder (or Series B Holders, Series C Holders, Series D Holders or Series D-X Holders under common management, by furnishing to the common manager):

          4.1.1 Annual Data. As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, and for the operating plan for the year as to which the financial statements pertain, all in reasonable detail. Such financial statements shall be audited by an independent public accounting firm selected by the Company's Board of Directors.

          4.1.2 Monthly Data. As soon as practicable after each monthly accounting period in each fiscal year of the Company, and in any event within twenty-five (25) days thereafter, a consolidated balance sheet of the Company as of the end of each such monthly period, a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, with comparisons to year earlier results and to results projected in that year's operating plan, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments need not have been made.

          4.1.3 Quarterly Data. As soon as practicable after each quarterly accounting period in each fiscal year of the Company, and in any event within thirty (30) days after such quarterly period, a report setting forth the Company's financial and operational highlights corresponding to each such period.

     4.2  Qualified Small Business and SBA Covenants.

          4.2.1 Use of Proceeds. The proceeds from the issuance and sale of the Series C Preferred Stock, the Series D Preferred Stock and the Series D-X Preferred Stock (the "Proceeds") that have been provided by Series C Holders, Series D Holders or Series D-X Holders who are licensed Small Business Investment Companies ("SBIC Investors") shall be used by the Company for its growth, modernization, or expansion. The Company shall provide each SBIC Investor and the Small Business Administration (the "SBA") reasonable access to the Company's books and records for the purpose of confirming use of Proceeds from SBIC Investors.

          4.2.2 Business Activity. For a period of one year following the initial Closing under the Series C Purchase Agreement, the Company shall not change its business activity if the change would render the Company ineligible as provided in 13 CFR Section 107.720.

          4.2.3 Compliance. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 CFR Parts 112, 113, and 117.

          4.2.4 Information for SBIC Investor. Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor's financing specifying the full time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company's business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with its obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto. Any submission of any financial information under this Section shall include a certificate of the Company's President, Chief Executive Officer, Treasurer, or Chief Financial Officer.

          4.2.5 Compliance with 1202. The Company will use reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202(c) f of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations promulgated thereunder, and unless by vote of the Board of Directors including the Series B Preferred Stock Director (as defined in the Third Restated Articles of Incorporation of the Company) will not repurchase any stock of the Company if such purchase would cause the Registrable Securities not to qualify as "Qualified Small Business Stock" as defined in Section 1202(c) of the Code.

          4.2.6 Number of Holders of Voting Securities. So long as any SBIC Investor holds any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-X Preferred Stock or securities issued by the Company with respect thereto, the Company shall use good faith efforts to notify each SBIC Investor (i) at least 15 days prior to taking any action after which the number of record holders of the Company's voting securities would be increased from fewer than 50 to 50 or more, and
     (ii) of any other action or occurrence after which the number of record holders of the Company's voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

     4.3 Stock Options. Unless otherwise determined by the Board of Directors for particular individuals, shares and options issued under the Company's Stock Incentive Plan shall vest 25 percent after 12 months from issuance, and monthly at the rate of 1/48th of the total grant per month thereafter over the remaining 36-month period. Such shares will have restrictions on transfer prior to vesting, and thereafter the Company shall have the right of first refusal to purchase, such right to terminate on the Initial Offering or on such other terms as the Board may determine.

     4.4 Termination of Covenants. All covenants of the Company contained in
Section 4 of this Agreement shall expire and terminate as to each Preferred Holder on the closing of a Designated IPO.

     4.5 Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, for the purpose of effecting the conversion of the Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of common stock as shall be sufficient to effect the conversion of the Shares from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of common stock upon conversion of the Shares.

     4.6 Corporate Existence. The Company shall maintain and cause each of its subsidiaries (if any) to maintain, their respective corporate existence, rights and franchises in full force and effect.

     4.7 Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries (if any) to permit each Holder and such persons as it may designate, at such Holder's expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Holder and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice.

     4.8 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of this Agreement, the Series C Purchase Agreement, the Series D Purchase Agreement or the Series D-X Purchase Agreement or any of the Related Agreements (as defined in the Series D-X Purchase Agreement) except for standard commercial lending agreements as approved by the Board of Directors including the Series B Preferred Stock Director and the Series C Preferred Stock Director (as those terms are defined in the Third Restated Articles).

     4.9 Expenses of Directors; Outside Directors. The Company shall promptly reimburse in full in accordance with payment policies consistent with this
Section 4.9 established by the Board of Directors, each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any Committee thereof. The Company shall use its best efforts promptly to increase the size of the Board of Directors to include two outside directors (as such term is reasonably construed by the Board of Directors).

5.   Confidentiality.

     5.1 Commitments Regarding Use. Each Series B Holder, Series C Holder, Series D Holder and Series D-X Holder agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection (B) below, each Series B Holder, Series C Holder, Series D Holder and Series D-X Holder agrees to use its respective best efforts not to disclose such Confidential Information to any third parties. Each Series B Holder, Series C Holder, Series D Holder and Series D-X Holder shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use reasonable best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Series B Holder, Series C Holder, Series D Holder or Series D-X Holder who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section 5, "Confidential Information" means any information, technical data, or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

     5.2 Confidential Information Defined. Confidential Information does not include information, technical data or know-how which (i) is in the Series B Holder's, Series C Holder's, Series D Holder's or Series D-X Holder's possession at the time of disclosure as shown by such Series B Holder's, Series C Holder's, Series D Holder's or Series D-X Holder's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Series B Holder, Series C Holder, Series D Holder or Series D-X Holder, is part of the public knowledge or literature, not as a result of any action or inaction of the Series B Holder, Series C Holder, Series D Holder or Series D-X Holder; or (iii) is approved for release by written authorization of Company. The provisions of this Section 5 shall not apply (A) to the extent that a Series B Holder, Series C Holder, Series D Holder or Series D-X Holder is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (B) to the disclosure of Confidential Information to a Series B Holder's, Series C Holder's, Series D Holder's or Series D-X Holder's employees, counsel, accountants or other professional advisors; (C) to the extent that a Series B Holder, Series C Holder, Series D Holder or Series D-X Holder needs to disclose Confidential Information for the protection of any such Series B Holder's, Series C Holder's, Series D Holder's or Series D-X Holder's rights or interest against the Company, whether under this Agreement or otherwise; or (D) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section 5 in connection with the receipt of such Confidential Information.

6.   Miscellaneous.

     6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon as applied to agreements among Oregon residents entered into and to be performed entirely within Oregon.

     6.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Holder from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     6.4 Separability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.5 Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Holders of more than sixty percent (60%) of the Registrable Securities. Notwithstanding the foregoing, Section 4.12 of this Agreement may not be amended without the written consent of Reuters and the Company.

     6.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     6.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties related to the specific subject matter hereof is superseded by this Agreement.

     6.8 Notices. Notices will be given to the people designated, at the address designated at the conclusion of this Agreement. Each party can change its own Notice address and designated Notice recipient, by Notice. Notice shall be effective when actually received by the designated person, in any form that leaves a hard copy record of the notice in that person's possession. If sent certified or registered mail, postage prepaid, return receipt requested, notice is considered effective on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

     6.9 Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     6.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     In Witness Whereof, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.


                                 DIGIMARC CORPORATION


                                 By:  /s/ Bruce Davis
                                    --------------------------------------------
                                    Bruce Davis, Chief Executive Officer

                                    Address:  One Centerpointe Drive,
                                              Suite 500
                                              Lake Oswego, Oregon 97035


                    [Signatures continue on the next page]

                      Holders of Series B Preferred Stock

AVI Capital L.P.                                 Associated Venture Investors III L.P.
By: AVI Capital Management, L.P., its            By: AVI Management Partners III, L.P.
    General Partner

By: /s/ Brian J. Grossi                          By: /s/ Brian J. Grossi
   ----------------------------------               ----------------------------------
Title: Brian J. Grossi, General Partner          Title: Brian J. Grossi, General Partner
Address:  One First Street                       Address:  One First Street
          Los Altos, California 94022                      Los Altos, California 94022


AVI Silicon Valley Partners L.P.                 AVI Partners Growth Fund II L.P.
By: AVI Management Partners III, L.P.            By: AVI Management Partners III, L.P., its
                                                     General Partner

By: /s/ Brian J. Grossi                          By: /s/ Brian J. Grossi
   ----------------------------------               ----------------------------------
Title: Brian J. Grossi, General Partner          Title: Brian J. Grossi, General Partner
Address:  One First Street                       Address:  One First Street
          Los Altos, California 94022                      Los Altos, California 94022


Justsystem, Inc.                                 Softbank Holdings Inc.

By: /s/ Jun Iuchi                                By: /s/ Yoshitaka Kitao
   ----------------------------------               ----------------------------------
Title:     President & Coo                       Title: Yoshitaka Kitao, President & CEO
Address:  2460 Sand Hill Road, Suite 201         Address:  333 W. San Carlos, Suite 1225
          Menlo Park, CA 94025                             San Jose, CA 95110

Adobe Ventures L.P.
By: H & Q Adobe Ventures Management, L.P.
    H & Q Adobe Ventures Management Corp.

By: /s/ Jackie Berterretche
   ----------------------------------
Title: Jackie Berterrtche, Attorney-In-Fact
Address:  One Bush Street, 15th Floor
          San Francisco, CA 94104

                                 Holders of Series C Preferred Stock


Reuters, Ltd.                                    AVI, Capital L.P.

By:  /s/ R.O. Rowley                                By: AVI Capital Management, L.P.,
    -----------------------------------              its General Partner
    Finance Director
Address:  85 Fleet Street                        By:  /s/ Brian J. Grossi
          London, EC4P4AJ                            ----------------------------------
                                                 Title: Brian J. Grossi, General Partner
                                                 Address:  One First Street
                                                           Los Altos, California 94022

Associated Venture Investors III L.P.            AVI Silicon Valley Partners L.P.
By: AVI Management Partners III, L.P.            By: AVI Management Partners III, L.P.

By: /s/ Brian J. Grossi                          By:  /s/ Brian J. Grossi
   ----------------------------------               ----------------------------------
Title: Brian J. Grossi, General Partner          Title: Brian J. Grossi, General Partner
Address:  One First Street                       Address:  One First Street
          Los Altos, California 94022                      Los Altos, California 94022

AVI Partners Growth Fund II L.P.                 Justsystem, Inc.
By: AVI Management Partners III, L.P.,
    its General Partner

By: /s/ Brian J. Grossi                          By: /s/ Jun Iuchi
   ----------------------------------               ----------------------------------
Title: Brian J. Grossi, General Partner          Title: President & Coo
Address:  One First Street                       Address:  2460 Sand Hill Road, Suite 201
          Los Altos, California 94022                      Menlo Park, CA 94025

Adobe Ventures L.P.                              Macrovision Corporation
By: H & Q Adobe Ventures Management, L.P.
    H & Q Adobe Ventures Management Corp.
                                                 By:----------------------------------
     /s/ Jackie Berterretche                     Title:
By:----------------------------------
Title: Jackie Berterretche, Attorney-In-Fact     Address:  1341 Orleans Drive
Address:  One Bush Street, 15th Floor                      Sunnyvale, CA 94089
          San Francisco, CA 94104

Beagle Ltd.
By: /s/ Michael Hecht                         /s/ Steve Combs
   -----------------------------------       ----------------------------------
Title: Michael Hecht, President              Steve Combs

Address:  c/o Hecht & Co., P.C.              Address:  282 20th Avenue
          111 W. 40th Street                           San Francisco, CA 94121
           New York, NY 10018
                                              /s/ Steven Joseph Phinney
 /s/ Warren Rosenfeld                         /s/ Dana Phinney
--------------------------------------       --------------------------------------
Warren Rosenfeld                             Steven Joseph and Dana Phinney, JTWROS

Address:  P.O. Box 10068                     Address:  1001 Godetia Drive
          Portland, OR 97210-0067                      Woodside, CA 94062


 /s/ Thomas Garnier                           /s/ Dennis Johnson
--------------------------------------       --------------------------------------
Thomas Garnier                               Dennis Johnson

Address:  9760 SW Freeman Drive              Address:  3545 SW Santa Monica
          Wisonville, OR 97070                         Portland, OR 97221


 /s/ Philip Monego, Sr.                       /s/ Thomas Toy
--------------------------------------       --------------------------------------
Philip Monego, Sr.                           Thomas Toy

Address:  P.O. Box 620065                    Address:  331 Parrott Drive
          Woodside, CA 94062                           San Mateo, CA 94402


                                 Holders of Series A Preferred Stock

Deborah A. Coleman                           Stephen Joseph and Dana Phinney,
                                             JTWROS
                                             /s/ Stephen Anthony Phinney
 /s/ Deborah A. Coleman                      /s/ Dana Phinney
----------------------------------------    --------------------------------------------
#2904 Fountain Plaza                         1001 Godetia Drive
1414 SW 3rd Avenue                           Woodside, CA 94062
Portland, OR 97201

Dennis Johnson                               Herbert M. Gardner

 /s/ Dennis Johnson
----------------------------------------     ------------------------------------------
SW Santa Monica Court                        4 Darley Road
Portland, OR 97201                           Great Neck, NY 11021

Thomas Garnier                               Warren Rosenfeld

 /s/ Thomas Garnier                           /s/ Warren Rosenfeld
----------------------------------------     ------------------------------------------
9760 SW Freeman Drive                        P.O. Box 10067
Wilsonville, OR 97070                        Portland, OR 97210-0067

Hugh Mackworth                               John C. Thuma

 /s/ Hugh Mackworth                           /s/ John C. Thuma
----------------------------------------     -----------------------------------------
248 NW Sundown Way                           1017 E. Street, Suite D
Portland, OR 97229                           San Rafael, CA 94901

Philip Monego, Sr.                           Thomas J. Toy

 /s/ Philip Monego, Sr.                       /s/ Thomas J. Toy  /s/ Constance K. Toy
----------------------------------------     -----------------------------------------
P.O. Box 620065                              331 Parrott Drive
Woodside, CA 94062                           San Mateo, CA 94402

                                 Holders of Series D Preferred Stock

Reuters, Holdings Switzerland, S.A.                 Hewlett-Packard Company

By: /s/ Illegible                                   By:
   -----------------------------------------------     ------------------------------------
                                                    Title:
                                                    Address:  3000 Hanover Street
                                                    Palo Alto, CA 94034
Address: 153 Route Thornon
         1245 Collonge
         Bellgrive, Switzerland

Adobe Ventures L.P.                                 Macrovision Corporation
By: H & Q Adobe Ventures Management, L.P.
    H & Q Adobe Ventures Management Corp.

By: /s/ Jackie Berterretche, Attorney-In-Fact       By:
   ---------------------------------------------       -----------------------------------------
Title:                                              Title:
Address:  One Bush Street, 15th Floor               Address:  1341 Orleans Drive
          San Francisco, CA 94104                             Sunnyvale, CA 94089

Beagle Ltd.


By: /s/ Michael Hecht, President                     /s/ Warren Rosenfeld
   ----------------------------------               ---------------------------------
Title:                                              Warren Rosenfeld

Address:  c/o Hecht & Co., P.C.                     Address:  P.O. Box 10068
          111 W. 40th Street                                  Portland, OR 97210-0067
          New York, NY 10018


 /s/ Thomas Garnier                                  /s/ Philip Monego
---------------------------------------------       ------------------------------------
Thomas Garnier                                      Philip Monego, Sr.

Address:  9760 SW Freeman Drive                     Address:  P.O. Box 620065
          Wisonville, OR 97070                                Woodside, CA 94062

AVI Management Partners Growth Fund III, L.P.
By: AVI Capital Management, L.P., its
    General Partner

By: /s/ Brian Grossi                                 /s/ Dennis Johnson
   -----------------------------------------        ------------------------------------
Title: Brian Grossi, General Partner                Dennis Johnson
Address:  One First Street                          Address:  3545 SW Santa Monica Court
          Los Altos, California 94022                         Portland, OR 97221

                                 Holders of Series D-X Preferred Stock



 /s/ Philip Monego, Sr.                 BANCBOSTON ROBERTSON STEPHENS
-------------------------------------   By: Bayview
Philip Monego, Sr.

Address:  PO Box 620065                 By: Dana Welch
Woodside, CA 94062                         ---------------------------
                                        Title: Authorized Signatory
                                        Address: 555 California Street
                                                 San Francisco, CA
                                                 ATTN: Jennifer Sherrill




BUILDING C PARTNERS


By: /s/ Gavin Grover
  -------------------
Title: Partner
      --------------------------
Address: 425 Market St
       -------------------------
       San Francisco, CA
       94105